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July 23, 1996

                                                                     EXHIBIT 5.1

Exabyte Corporation
1685 38th Street
Boulder, CO 80301

To whom it may concern:

You have requested my opinion with respect to certain matters in connection with the filing by Exabyte Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 500,000 shares of the Company's Common Stock, $.00l par value, (the "Shares") pursuant to its Employee Stock Purchase Plan (the "Purchase Plan").

In connection with this opinion, I have examined the Registration Statement, the Restated Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda, and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to those shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Stephen F. Smith
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Stephen F. Smith
General Counsel